Exhibit 5.2

Hunton & Williams LLP 2200 Pennsylvania Avenue, NW Washington, D.C. 20037-1701
Tel 202 • 955 • 1500 Fax 202 • 778 • 2201

File No: 54936.60028

February 10, 2012

The Scotts Miracle-Gro Company

14111 Scottslawn Road

Marysville, Ohio 43041

Re:	The Scotts Miracle-Gro Company Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to The Scotts Miracle-Gro Company, an Ohio corporation (the “Company”), and its subsidiaries listed on Schedule 1 attached hereto (the “Guarantors”) in connection with the registration pursuant to a registration statement on Form S-4 (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), by the Company and the Guarantors of (i) the Company’s offer to exchange (such offer, as described in the Prospectus (as defined below), the “Exchange Offer”) all the outstanding $200,000,000 aggregate principal amount of the Company’s 6.625% Senior Notes due December 15, 2020 issued on December 16, 2010 (the “Original Notes”) for $200,000,000 aggregate principal amount of the Company’s 6.625% Senior Notes December 15, 2020 registered under the Securities Act (the “Exchange Notes” and together with the Original Notes, the “Notes”); and (ii) the issuance by the Guarantors of guarantees (the “Guarantees”) of the Company’s obligations with respect to the Exchange Notes. The Exchange Notes and the Guarantees will be issued under the indenture, dated as of December 16, 2010 (as supplemented, the “Indenture”), by and among the Company, the Guarantors signatory thereto and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of September 28, 2011, by and among the Company, the Guarantors signatory thereto and the Trustee. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus (as defined below), other than the enforceability of the Exchange Notes and the Guarantees. Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Indenture.

The Exchange Notes and the Guarantees will be issued in exchange for the Original Notes and the guarantees covering the Original Notes, on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and the letter of transmittal filed as Exhibit 99.1 to the Registration Statement. The Indenture and the Exchange Notes are referred to herein collectively as the “Operative Documents.”

February 10, 2012

EG Systems, Inc., an Indiana corporation, Gutwein & Co., Inc., an Indiana corporation, SMG Brands, Inc., a Delaware corporation, Hyponex Corporation, a Delaware corporation, Miracle-Gro Lawn Products, Inc., a New York corporation, OMS Investments, Inc., a Delaware corporation, Rod McLellan Company, a California corporation, Sanford Scientific, Inc., a New York corporation, Scotts Manufacturing Company, a Delaware corporation, Scotts-Sierra Investments, Inc., a Delaware corporation, Scotts Temecula Operations, LLC, a Delaware limited liability company, and Swiss Farms Products, Inc., a Delaware corporation, are referred to herein as the “Covered Guarantors.”

In connection with this letter, we have examined originals or certified copies of such corporate records of each of the Company and the Covered Guarantors and other certificates and documents of officials of each of the Company and the Covered Guarantors, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that, as of the date hereof:

1.	When the Exchange Notes have been duly executed, issued, authenticated and delivered by or on behalf of the Company against the due tender and delivery of an equal principal amount of the Original Notes in the manner contemplated by the Registration Statement and in accordance with the terms of the Indenture, the Exchange Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	The Guarantees have been duly authorized by all necessary corporate action of the Covered Guarantors and, when the Exchange Notes have been duly executed, issued, authenticated and delivered by or on behalf of the Company against the due tender and delivery of an equal principal amount of the Original Notes in the manner contemplated by the Registration Statement and in accordance with the terms of the Indenture, the Guarantees will be legally valid and binding obligations of the Guarantors, enforceable against each of them in accordance with their respective terms.

February 10, 2012

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of the State of New York, the General Corporation Law and the Limited Liability Company Act of the State of Delaware, the Business Corporation Law of the State of Indiana, the General Corporation Law of the State of California and the Federal Laws of the United States of America. Various matters concerning the Laws of Ohio are addressed in the opinion of the General Counsel of the Company. We express no opinion with respect to those matters herein and, to the extent elements of those opinions are necessary to the conclusions expressed herein, we have assumed such matters.

B.	The opinions in paragraphs 1 and 2 relating to the enforceability of the Exchange Notes and the Guarantees are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar law relating to or affecting the rights and remedies of creditors, or the judicial application of foreign Laws or governmental actions affecting creditors rights; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion concerning the enforceability of: (a) the waiver of rights or defenses contained in Section 6.15 of the Indenture; (b) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (c) any provision permitting upon, acceleration of the Exchange Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; or (d) any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment rendered in another currency.

February 10, 2012

C.	With your consent, we have assumed: (i) that the Operative Documents have been duly authorized, executed and delivered, as applicable, by the Company and the Guarantors (other than the Covered Guarantors) under the Laws of their respective jurisdictions of organization; and (ii) that the Indenture has been duly authorized, executed and delivered by, and constitutes a legally valid and binding obligation of, the Trustee, enforceable against it in accordance with its terms.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

/s/ HUNTON & WILLIAMS LLP

SCHEDULE 1

Name	Jurisdiction of Organization

EG Systems, Inc.	Indiana

Gutwein & Co., Inc.	Indiana

SMG Brands, Inc.	Delaware

Hyponex Corporation	Delaware

Miracle-Gro Lawn Products, Inc.	New York

OMS Investments, Inc.	Delaware

Rod McLellan Company	California

Sanford Scientific, Inc.	New York

Scotts Manufacturing Company	Delaware

Scotts Products Co.	Ohio

Scotts Professional Products Co.	Ohio

Scotts-Sierra Investments, Inc.	Delaware

Scotts Temecula Operations, LLC	Delaware

SMG Growing Media, Inc.	Ohio

Swiss Farms Products, Inc.	Delaware

The Scotts Company LLC	Ohio

Schedule 1-1